Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $605

HAMILTON, Bermuda (July 30, 2013) - White Mountains Insurance Group, Ltd. reported adjusted book value per share of $605 at June 30, 2013, essentially break-even for the second quarter of 2013 and up 3.1% for the first six months of 2013, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a positive quarter. Good underwriting performance at both Sirius Group and OneBeacon offset losses from investments and a stronger U.S. dollar. Our fixed income portfolio produced an absolute loss as interest rates increased but, thanks to our short duration, performed well on a relative basis. Our value-oriented equity portfolio produced a small gain but underperformed the S&P 500. BAM passed $2 billion of insured par during the quarter, well on its way to becoming the standard in the muni bond insurance market.”

Adjusted comprehensive loss was $8 million in the second quarter of 2013, compared to $4 million in the second quarter of last year. Adjusted comprehensive income was $108 million in the first six months of 2013, compared to $114 million in the first six months of last year. Net income attributable to common shareholders was $26 million and $147 million in the second quarter and first six months of 2013, compared to $26 million and $120 million in the second quarter and first six months of last year.

OneBeacon

OneBeacon's book value per share decreased 0.2% for the second quarter and increased 6.7% for the first six months of 2013, including dividends. OneBeacon's GAAP combined ratio was 94% for both the second quarter of 2013 and the second quarter of last year, while the GAAP combined ratio was 91% for the first six months of 2013 compared to 92% for the first six months of last year. The combined ratios for the second quarter and first six months of 2013 reflect slightly higher current accident year loss ratios, offset by lower expense ratios.

Mike Miller, CEO of OneBeacon, said, “We are pleased with our results, reporting a flat book value for the quarter, including dividends, in a rising interest rate environment. Good underwriting offset investment losses, which benefited from our short duration. Year-to-date we grew book value by 6.7%, including dividends. Our continuing specialty businesses grew premiums by 9% in the quarter, helped by positive renewal price increases in all business units. I am pleased to report that we have entered into a long-term partnership with an MGA, The Climate Corporation, a firm that specializes in the crop business. We recently received approval to participate in the federal crop insurance program and will start writing business in the fall. We are very focused on closing the sale of the runoff business soon after the third-party actuarial review is completed later this year. Our balance sheet remains strong, and we continue to see opportunities to grow our specialty businesses.”

Net written premiums were $247 million in the second quarter of 2013, a decrease of 16% from the second quarter of last year, while net written premiums were $512 million for the first six months of 2013, a decrease of 14% from the first six months of last year. These decreases were driven by the company's exit from the collector car and boat and energy businesses. Excluding the $67 million and $107 million of net written premiums in the second quarter and first six months of last year related to the exited businesses, net written premiums increased by 9% and 5% in the second quarter and first six months of 2013.

Sirius Group

Sirius Group's GAAP combined ratio was 79% for the second quarter of 2013 compared to 82% for the second quarter of last year, while the GAAP combined ratio was 80% for the first six months of 2013 compared to 83% for the first six months of last year. Higher profit commissions accrued on European property retrocessions, primarily from the 2012 and 2013 underwriting years, improved the combined ratio by 9 points for the quarter and 5 points for the first six months of 2013.

The combined ratio for the second quarter of 2013 included 16 points ($35 million) of catastrophe losses, including $28 million of flood losses in Central Europe and $5 million of tornado losses in the Midwestern United States, compared to 3 points ($7 million) in the second quarter of last year. The combined ratio for the first six months of 2013 included 9 points ($37 million) of catastrophe losses compared to 2 points ($8 million) in the first six months of last year. Favorable loss reserve development was 7 points ($14 million) in the second quarter of 2013 primarily due to reductions in loss reserves for the Japan earthquake and hurricane Sandy compared to no significant loss reserve development in the second quarter of last year. Favorable loss reserve development was 2 points in the first six months of 2013 compared to 1 point in the first six months of last year.

Allan Waters, CEO of Sirius Group, said, “Sirius Group's satisfying combined ratios for the quarter and half year reflect a healthy dose of profit commissions from our property retrocession program. Growth in adjusted book value including dividends for the first six months of 3.5% was muted by the financial impacts of rising interest rates and a strengthening dollar. Our European flood loss was in line with expectations for an event of this magnitude. Property catastrophe excess reinsurance premium rates in the United States are now backtracking a bit but remain adequate. Premium rate trends in other territories and lines of business continue to be mixed. During the quarter we announced our new Capital Markets Initiative and are actively building the infrastructure to meet the ILS needs of our clients and brokers.”

In the second quarter of 2013, gross written premiums decreased 6% to $259 million and net written premiums decreased 9% to $205 million, driven by a decrease in the accident and health line, partially offset by increased property business.

HG Global/BAM

For the second quarter and first six months of 2013, HG Global reported pre-tax income of $8 million and $18 million, mostly from interest income on the BAM surplus notes, while BAM reported pre-tax losses of $27 million and $45 million, driven by interest expense on the BAM surplus notes, unrealized investment losses in the second quarter from higher interest rates, and operating expenses. GAAP requires White Mountains to consolidate BAM's results in its financial statements. However, since BAM is a mutual insurance company that is owned by its members, BAM's results do not affect White Mountains' adjusted book value per share and are attributed to non-controlling interests.

Seán W. McCarthy, CEO of BAM, said, “We are pleased with the progress we have made in building our business to serve as a utility for the municipal industry. During the first half of this year, we insured over $2 billion of total par in the primary and secondary municipal markets.  Importantly, BAM insured more than 50% of all primary issues that were guaranteed, demonstrating our value to the significant number of small and medium sized issuers that benefit from greater access to the market with BAM as their insurer.  We believe bond buyers appreciate our focus on insuring essential purpose municipal bonds exclusively and lack of exposure to riskier assets in our insured portfolio.”

Other Operations

White Mountains' Other Operations segment reported pre-tax loss of $10 million in the second quarter of 2013 and pre-tax income of $1 million in the first six months of 2013, compared to $22 million and $8 million of pre-tax loss in the second quarter and first six months of last year.  The improvement in the results for the second quarter was due primarily to an increase in the value of the Symetra warrants prior to their exercise (see Investment in Symetra Common Shares below) and lower net realized and unrealized investment losses. The improvement for the first six months of 2013 was primarily due to higher net realized and unrealized investment gains, partially offset by lower net investment income and a lower increase in the value of the Symetra warrants than in the first six months of last year.

White Mountains' Other Operations segment reported net realized and unrealized investment losses of $7 million in the second quarter of 2013 and gains of $28 million in the first six months of 2013 compared to net realized and unrealized investment losses of $14 million in the second quarter of last year and gains of $1 million in the first six months of last year. The value of White Mountains' investment in Symetra warrants increased $15 million and $11 million in the second quarter and first six months of 2013 compared to an increase of $6 million and $17 million in the second quarter and first six months of last year. Net investment income decreased to $5 million and $9 million in second quarter and first six months of 2013 from $9 million and $19 million in the second quarter and first six months of last year, primarily due to a lower invested asset base. WM Life Re reported losses of $3 million and $9 million in the second quarter and first six months of 2013 compared to $4 million and $11 million in the second quarter and first six months of last year.

Investment in Symetra Common Shares.

During the second quarter of 2013, White Mountains executed a cashless exercise of its Symetra warrants. The cashless exercise resulted in the issuance of 2,648,879 additional common shares of Symetra in exchange for the warrants to purchase 9,487,872 Symetra common shares.

During the second quarter and first six months of 2013, White Mountains recorded $7 million and $16 million in equity in earnings from its investment in Symetra's common shares, which increased the value of the investment in Symetra's common shares used in the calculation of White Mountains' adjusted book value per share to $17.14 per Symetra common share at June 30, 2013. This compares to Symetra's quoted stock price of $15.99 and Symetra's book value per common share excluding unrealized gains and losses from its fixed maturity investment portfolio of $19.17.

Investment Activities
The GAAP total return on invested assets was -0.8% and 0.6% for the second quarter and first six months of 2013, which included 0.2% and 0.6% of currency losses. This compared to -0.5% and 1.6% for the second quarter and first six months of last year, which included 0.5% and 0.1% of currency losses.

Manning Rountree, President of White Mountains Advisors, said, “The total portfolio was down 0.8% in the quarter. In local currencies, the fixed income portfolio benefited from our short duration and was down 0.7%, a small absolute loss but an excellent relative return, outperforming the Barclay's Intermediate Aggregate Bond Index by 1.1% and trouncing longer-duration indices.  The reverse was true of our equity portfolio, which produced a small absolute return of 0.6%, a poor result relative to the S&P 500 return of 2.9%. The U.S. dollar strengthened again in the quarter, reducing total portfolio returns by 0.2%.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company's website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q today with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains' financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra's fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra's fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains' common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains' common shareholders is included on page 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains':

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of our business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains' 2012 Annual Report on Form 10-K;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•	other factors, most of which are beyond White Mountains' control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	June 30, 2013	December 31, 2012	June 30, 2012
Assets
Fixed maturity investments	$4,931.9	$5,196.2	$5,248.7
Short-term investments	606.8	630.6	618.4
Common equity securities	1,029.5	1,029.7	919.2
Convertible fixed maturity investments	74.1	127.4	145.5
Other long-term investments	303.3	294.2	292.5
Total investments	6,945.6	7,278.1	7,224.3

Cash	348.3	462.4	811.6
Reinsurance recoverable on unpaid losses	388.6	429.1	2,369.4
Reinsurance recoverable on paid losses	16.1	17.9	39.7
Insurance and reinsurance premiums receivable	706.7	556.3	747.0
Funds held by ceding companies	98.2	127.4	107.9
Investments in unconsolidated affiliates	331.9	387.9	337.5
Deferred acquisition costs	180.6	195.3	200.0
Deferred tax asset	540.5	569.6	504.6
Ceded unearned insurance and reinsurance premiums	137.0	91.8	135.2
Accounts receivable on unsettled investment sales	14.0	3.9	76.2
Other assets	529.2	548.9	727.1
Assets held for sale	2,047.0	2,226.8	—
Total assets	$12,283.7	$12,895.4	$13,280.5

Liabilities
Loss and loss adjustment expense reserves	$3,057.9	$3,168.9	$5,329.8
Unearned insurance and reinsurance premiums	1,015.0	924.1	1,065.4
Debt	676.3	751.2	677.6
Deferred tax liability	317.5	341.3	368.1
Ceded reinsurance payable	156.9	116.5	175.6
Funds held under reinsurance treaties	75.5	43.7	47.7
Accounts payable on unsettled investment purchases	55.7	11.4	44.5
Other liabilities	691.5	1,053.3	1,237.3
Liabilities held for sale	2,047.0	2,226.8	—
Total liabilities	8,093.3	8,637.2	8,946.0

Equity
White Mountains’ common shareholders’ equity
White Mountains' common shares and paid-in surplus	1,042.4	1,057.2	1,108.8
Retained earnings	2,627.2	2,542.7	2,576.3
Accumulated other comprehensive income, after tax:
Equity in net unrealized (losses) gains from investments in unconsolidated affiliates	(16.3)	57.7	27.0
Net unrealized foreign currency translation gains and other	35.9	74.2	30.4
Total White Mountains’ common shareholders’ equity	3,689.2	3,731.8	3,742.5

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	258.4	251.4	280.4
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - HG Global	16.6	16.6	—
Non-controlling interest - BAM	(71.7)	(36.0)	—
Non-controlling interest - other	47.9	44.4	61.6
Total non-controlling interests	501.2	526.4	592.0
Total equity	4,190.4	4,258.2	4,334.5
Total liabilities and equity	$12,283.7	$12,895.4	$13,280.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Book value per share numerators (in millions):

White Mountains' common shareholders' equity - book value per share numerator (1)	$3,689.2	$3,758.9	$3,731.8	$3,742.5
Equity in net unrealized losses (gains) from Symetra's fixed maturity portfolio, net of applicable taxes	16.3	(49.7)	(57.7)	(27.0)
Adjusted book value per share numerator (1)	$3,705.5	$3,709.2	$3,674.1	$3,715.5

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	6,176.5	6,176.2	6,291.0	6,630.3
Unearned restricted common shares	(49.2)	(57.4)	(38.7)	(51.6)
Adjusted book value per share denominator (1)	6,127.3	6,118.8	6,252.3	6,578.7

Book value per share	$597.29	$608.62	$593.20	$564.45
Adjusted book value per share	$604.75	$606.20	$587.63	$564.77
(1) Excludes out of-the-money stock options.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Earned insurance and reinsurance premiums	$497.5	$510.5	$992.9	$1,008.5
Net investment income	28.7	40.4	57.2	82.2
Net realized and unrealized investment (losses) gains	(37.3)	(8.1)	37.9	50.5
Other revenue	.4	(.5)	28.7	30.7

Total revenues	489.3	542.3	1,116.7	1,171.9
Expenses:
Loss and loss adjustment expenses	274.6	263.9	518.9	513.7
Insurance and reinsurance acquisition expenses	76.1	109.5	174.3	218.6
Other underwriting expenses	84.5	78.3	163.6	151.8
General and administrative expenses	40.1	40.9	82.7	79.3
Accretion of fair value adjustment to loss and lae reserves	.1	1.2	1.3	8.3
Interest expense on debt	10.3	10.9	20.5	21.8

Total expenses	485.7	504.7	961.3	993.5

Pre-tax income from continuing operations	3.6	37.6	155.4	178.4

Income tax benefit (expense)	.6	(6.4)	(41.0)	(37.5)

Net income from continuing operations	4.2	31.2	114.4	140.9

Net (loss) income from discontinued operations, net of tax	3.9	.5	4.4	(8.8)

Income before equity in earnings of unconsolidated affiliates	8.1	31.7	118.8	132.1

Equity in earnings of unconsolidated affiliates, net of tax	7.1	6.5	16.3	16.7

Net income	15.2	38.2	135.1	148.8
Net loss (income) attributable to non-controlling interests	11.1	(12.1)	11.6	(28.9)

Net income attributable to White Mountains’ common shareholders	26.3	26.1	146.7	119.9

Comprehensive (loss) income, net of tax:
Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates	(66.0)	28.2	(74.0)	27.0
Change in foreign currency translation and other	(34.6)	(29.8)	(38.3)	(6.3)

Comprehensive (loss) income	(74.3)	24.5	34.4	140.6
Comprehensive loss attributable to non-controlling interests	—	—	—	—
Comprehensive (loss) income attributable to White Mountains’ common shareholders	(74.3)	24.5	34.4	140.6

Change in equity in net unrealized (losses) gains from Symetra's fixed maturity portfolio	66.0	(28.2)	74.0	(27.0)

Adjusted comprehensive (loss) income	$(8.3)	$(3.7)	$108.4	$113.6

Income (loss) per share attributable to White Mountains’ common shareholders
Basic income (loss) per share
Continuing operations	$3.62	$3.85	$22.84	$18.28
Discontinued operations	.64	.07	.71	(1.25)
Total consolidated operations	$4.26	$3.92	$23.55	$17.03

Diluted income (loss) per share
Continuing operations	$3.62	$3.85	$22.84	$18.28
Discontinued operations	.64	.07	.71	(1.25)
Total consolidated operations	$4.26	$3.92	$23.55	$17.03

Dividends declared per White Mountains’ common share	$—	$—	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Six Months Ended June 30, 2013			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$567.3	$425.5	$.1	$—	$—	$992.9
Net investment income	20.8	24.5	.5	2.2	9.2	57.2
Net investment income (loss) - surplus note interest	—	—	20.1	(20.1)	—	—
Net realized and unrealized investment gains (losses)	2.9	19.8	(2.2)	(10.5)	27.9	37.9
Other revenue - foreign currency translation losses	—	(13.4)	—	—	—	(13.4)
Other revenue - Symetra warrants	—	—	—	—	10.8	10.8
Other revenue	24.6	7.9	—	.1	(1.3)	31.3

Total revenues	615.6	464.3	18.5	(28.3)	46.6	1,116.7
Expenses:
Loss and loss adjustment expenses	305.9	213.0	—	—	—	518.9
Insurance and reinsurance acquisition expenses	107.3	66.5	—	.5	—	174.3
Other underwriting expenses	103.9	59.5	—	.2	—	163.6
General and administrative expenses	6.9	14.2	.8	16.1	44.7	82.7
Accretion of fair value adjustment to loss and lae reserves	—	1.3	—	—	—	1.3
Interest expense on debt	6.5	13.1	—	—	.9	20.5

Total expenses	530.5	367.6	.8	16.8	45.6	961.3

Pre-tax income (loss)	$85.1	$96.7	$17.7	$(45.1)	$1.0	$155.4

For the Six Months Ended June 30, 2012
	OneBeacon	Sirius Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$552.1	$456.4	$—	$1,008.5
Net investment income	28.7	34.2	19.3	82.2
Net realized and unrealized investment gains	17.9	31.8	.8	50.5
Other revenue - foreign currency translation gains	—	—	—	—
Other revenue - Hamer and Bri-Mar (1)	—	—	15.5	15.5
Other revenue - Symetra warrants	—	—	17.2	17.2
Other revenue	.3	.7	(3.0)	(2.0)

Total revenues	599.0	523.1	49.8	1,171.9
Expenses:
Loss and loss adjustment expenses	287.8	225.9	—	513.7
Insurance and reinsurance acquisition expenses	119.0	99.6	—	218.6
Other underwriting expenses	98.8	53.0	—	151.8
General and administrative expenses - Hamer and Bri-Mar (1)	—	—	13.6	13.6
General and administrative expenses	5.3	16.8	43.6	65.7
Accretion of fair value adjustment to loss and lae reserves	—	8.3	—	8.3
Interest expense on debt	8.1	13.1	.6	21.8

Total expenses	519.0	416.7	57.8	993.5

Pre-tax income (loss)	$80.0	$106.4	$(8.0)	$178.4

(1)  On December 31, 2011, Tuckerman Fund I was dissolved and all of the net assets of the fund, which consisted of the LLC units of Hamer and Bri-Mar, two small manufacturing companies, were distributed. As of October 1, 2012, Hamer and Bri-Mar are no longer consolidated and are accounted for as investments in unconsolidated affiliates.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended June 30, 2013			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$280.8	$216.6	$.1	$—	$—	$497.5
Net investment income	11.4	11.4	.2	1.1	4.6	28.7
Net investment income (loss) - surplus note interest	—	—	10.0	(10.0)	—	—
Net realized and unrealized investment (losses) gains	(25.5)	6.7	(2.0)	(9.4)	(7.1)	(37.3)
Other revenue - foreign currency translation losses	—	(16.7)	—	—	—	(16.7)
Other revenue - Symetra warrants	—	—	—	—	14.5	14.5
Other revenue	.6	.7	—	—	1.3	2.6

Total revenues	267.3	218.7	8.3	(18.3)	13.3	489.3
Expenses:
Loss and loss adjustment expenses	157.0	117.6	—	—	—	274.6
Insurance and reinsurance acquisition expenses	52.5	23.2	—	.4	—	76.1
Other underwriting expenses	54.6	29.8	—	.1	—	84.5
General and administrative expenses	2.9	5.9	.5	7.9	22.9	40.1
Accretion of fair value adjustment to loss and lae reserves	—	.1	—	—	—	.1
Interest expense on debt	3.3	6.5	—	—	.5	10.3

Total expenses	270.3	183.1	.5	8.4	23.4	485.7

Pre-tax (loss) income	$(3.0)	$35.6	$7.8	$(26.7)	$(10.1)	$3.6

For the Three Months Ended June 30, 2012
	OneBeacon	Sirius Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$280.3	$230.2	$—	$510.5
Net investment income	14.0	17.1	9.3	40.4
Net realized and unrealized investment (loss) gains	(11.9)	18.1	(14.3)	(8.1)
Other revenue - foreign currency translation losses	—	(18.4)	—	(18.4)
Other revenue - Hamer and Bri-Mar (1)	—	—	7.3	7.3
Other revenue - Symetra warrants	—	—	6.1	6.1
Other revenue	.2	.8	3.5	4.5

Total revenues	282.6	247.8	11.9	542.3
Expenses:
Loss and loss adjustment expenses	151.4	112.5	—	263.9
Insurance and reinsurance acquisition expenses	60.9	48.6	—	109.5
Other underwriting expenses	51.3	27.0	—	78.3
General and administrative expenses - Hamer and Bri-Mar (1)	—	—	6.4	6.4
General and administrative expenses	2.6	5.0	26.9	34.5
Accretion of fair value adjustment to loss and lae reserves	—	1.2	—	1.2
Interest expense on debt	4.0	6.6	.3	10.9

Total expenses	270.2	200.9	33.6	504.7

Pre-tax income (loss)	$12.4	$46.9	$(21.7)	$37.6

(1)  On December 31, 2011, Tuckerman Fund I was dissolved and all of the net assets of the fund, which consisted of the LLC units of Hamer and Bri-Mar, two small manufacturing companies, were distributed. As of October 1, 2012, Hamer and Bri-Mar are no longer consolidated and are accounted for as investments in unconsolidated affiliates.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
OneBeacon	2013	2012	2013	2012

GAAP Ratios
Loss and LAE	56%	54%	54%	52%
Expense	38%	40%	37%	40%
Combined	94%	94%	91%	92%

Net written premiums	$246.9	$292.2	$512.0	$595.2
Earned premiums	$280.8	$280.3	$567.3	$552.1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Sirius Group	2013	2012	2013	2012

GAAP Ratios
Loss and LAE	54%	49%	50%	50%
Expense	25%	33%	30%	33%
Combined	79%	82%	80%	83%

Gross written premiums	$259.0	$274.9	$710.6	$739.0
Net written premiums	$205.2	$224.8	$539.3	$575.6
Earned premiums	$216.6	$230.2	$425.5	$456.4

	Three Months Ended	Six Months Ended
BAM	June 30, 2013	June 30, 2013

Gross par value of primary market policies priced	$1,262.4	$2,128.9
Gross par value of primary and secondary market policies issued	$1,427.5	$2,100.5
Gross written premiums	$3.3	$5.3
Member surplus contributions collected	$4.5	$8.0

	Three Months Ended	Six Months Ended
HG Global	June 30, 2013	June 30, 2013

Net written premiums	$2.6	$4.1
Unearned premiums	$2.5	$4.1
Deferred acquisition costs	$.6	$1.0